Exhibit 10.24

28 Wells Avenue, 3rd FI Yonkers, NY 10701 914 207-2300 tel 914 207-2399 fax WWW.CONTRAFECT.COM

August 6, 2015

AS AMENDED

Joshua B. Muntner

30 Fifth Avenue

Apartment #12F

New York, New York 10011

Dear Josh:

We are pleased to present an offer of employment with ContraFect Corporation (hereinafter the “Company”). The general terms of this offer are as follows:

You are being hired into the position of Senior Vice President, Business Development, reporting to the Company’s Chief Executive Officer. Your starting date is expected to be on or about August 24, 2015; duties and responsibilities have been/will be described to you, and may change from time to time at the discretion of management.

Your base salary will be at the annualized rate of $300,000.00, less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices (currently semi-monthly pay periods). Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. In this position, you will be an exempt employee, meaning that you will not be entitled to overtime pay.

You will be eligible for an annual incentive bonus of 30% of your annual base salary based upon mutually agreed-upon goals (50% corporate/50% individual). ContraFect will guarantee payment of 50% of your full 2015 bonus, calculated at $45,000.00 before withholdings, payable in the 2016 bonus-payment cycle.

You will be granted incentive stock options to purchase an aggregate number of 50,000 shares of ContraFect common stock, subject to the terms of ContraFect Corporation’s 2014 Omnibus Incentive Plan. All stock option grants will be priced after you join the Company, on the date that the Compensation Committee approves the grant.

You will receive a signing bonus of $25,000, less all applicable taxes and withholdings, within 45 days of your date of hire. This signing bonus must be repaid in full should your employment with ContraFect cease due to voluntary resignation or termination for Cause during your first year of employment. For purposes of this paragraph, Cause is defined as: (i) the commission of an act of embezzlement, fraud, theft, misappropriation of assets or property (tangible or intangible) of the Company; (ii) gross negligence or misconduct in the performance of your duties; or (iii) the conviction of a felony, or any crime involving moral turpitude.

In the event that you are terminated by the Company without Cause, or in the event that you resign with Good Reason, as defined below, you will be given (i) a severance payment in the amount that is equal to twelve (12) months of your then-current base salary, (ii) a payment equal to your accrued bonuses and (iii) a payment equal to twelve (12) months of applicable health insurance premiums (inclusive of dental and vision insurance) due under COBRA, provided that you first sign a Severance and Release Agreement in a form prescribed by the Company. These severance payments shall be paid over twelve (12) months as any regular paycheck.

Good Reason shall mean the occurrence of any of the events or conditions as described here: (i) a material diminution of your title, responsibilities, or who you report to; (ii) a material reduction in your then-effective base salary, or (iii) the relocation of your principal place of employment to a location that is more than fifty (50) miles “as the crow flies” from its current location.

If there is a Change of Control Event and you resign for Good Reason, or you are terminated without Cause within twelve (12) months of such Change of Control Event, you will receive the severance benefits as outlined above, and, in addition, your then-outstanding stock options and other equity awards, if any, will become immediately fully vested and exercisable. All such benefits are conditioned upon the execution of a Severance and Release Agreement in a form prescribed by the Company or its successors.

A “Change of Control Event” means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the surviving entity outstanding immediately after the transaction, or (iii) the sale or disposition of all or substantially all of the Company’s assets.

As a full-time employee, you will be eligible for standard Company benefits, including medical benefits, paid holidays, paid sick/personal days and paid vacation. These are each described in the Employee Handbook.

This offer is expressly conditioned on the following:

a.	Satisfactory completion of a background check, all required forms, including a form 1-9 which establishes your authorization to work in the United States and a W-4 form;

b.	Your execution and delivery to us of the enclosed Confidential Information and Inventions Assignment Agreement simultaneously with your execution and return to us of this Offer Letter on or before Friday, August 7, 2015;

c.	Please note that ContraFect is an at-will employer. This means you can resign your employment at any time, with or without cause or reason, and reciprocally, the Company can terminate your employment, with or without cause, reason, and/or advance notice.

Your acceptance of this offer shall also mean that you agree to, at all times, abide by the Company’s policies and procedures.

Please confirm your acceptance of this offer by signing below. You further acknowledge by signing below that with this Offer Letter you received the Confidential Information and Inventions Assignment Agreement referred to above.

We are delighted to invite you to join ContraFect. It is an exciting time in our Company’s history as we have just begun clinical trials on CF-301, the first lysin-based therapy in a new class of medicines cleared by the FDA for human trials. We are using ContraFect’s technical expertise to develop biotherapeutic products for infectious diseases that have high rates of unmet medical needs, particularly products used in hospital-based markets. We are confident that you will play an important role in the growth and success of the Company.

Sincerely,

/s/ Julia P. Gregory
Julia P. Gregory
Chief Executive Officer

ACKNOWLEGED, ACCEPTED and AGREED:

/s/ Josh Muntner
EMPLOYEE SIGNATURE
DATED: